Exhibit 4.5

AMENDMENT NO. 2

TO THE

CYTEC EMPLOYEES’ SAVINGS AND PROFIT SHARING PLAN

(As Restated Effective January 1, 2010)

WHEREAS, Cytec Industries Inc. (the “Company”) sponsors and maintains the Cytec Employee Savings’ and Profit Sharing Plan (the “Plan”), a defined contribution plan, for its eligible employees;

WHEREAS, the Company has entered into an Asset Purchase Agreement dated as of January 28, 2011, by and between the Company and Cornerstone Chemical Company (“CCC”), f/k/a Television Acquisition Corp. (the “APA”) whereby the Company has agreed to sell certain assets to CCC (the “Purchaser”);

WHEREAS, pursuant to the terms of the APA certain employees of the Company whose employment is associated with the assets to be purchased by the Purchaser under the APA will become employees of the Purchaser (the “Transferred Employees”) effective as of the “Closing Date” (as such term is defined in the APA);

WHEREAS, pursuant to the APA, the Purchaser or its affiliate(s) will be establishing a defined contribution plan or plans;

WHEREAS, the Company has agreed that (i) the Transferred Employees shall be 100% vested in their accrued benefits under the Company’s defined contribution plans, and (ii) as soon as practicable after the Closing Date, but in no event later than 90 days after the Closing Date, the Company shall transfer from its defined contribution plans to Purchaser’s defined contribution plan(s), all assets and liabilities for the account balances of the Transferred Employees under the Company’s defined contributions plans, in the form of cash, Company common stock and promissory notes evidencing outstanding loans made to the Transferred Employees;

WHEREAS, pursuant to Article 8 of the Plan, the Transferred Employees are already 100% vested in their account balances under the Plan;

WHEREAS, pursuant to the terms of Section 19.01 of the Plan, the Board of Directors of the Company (the “Board”) has the right to amend the Plan at any time, subject to certain conditions not here relevant;

WHEREAS, the Board has authorized each executive officer of the Company to take all such action as each such officer deems necessary or appropriate to effect all of the obligations of the Company under the APA;

WHEREAS, in order to facilitate the transfer of assets and liabilities for the account balances of the Transferred Employees under the Company’s defined contribution plans to Purchaser’s defined contribution plans, the Vice President, Human Resources of the Company deems it advisable to suspend loans, withdrawals, and all other distributions to Transferred Employees for a period prior to such transfer; and

WHEREAS, the Vice President, Human Resources of the Company deems it advisable to amend the Plan to comply with and facilitate the agreements regarding the Transferred Employees set forth in the APA;

NOW, THEREFORE, the Plan is hereby amended as follows:

1. Article 9 of the Plan is amended, effective as of February 28, 2011, by adding the following new section to the end thereof:

“9.09 Additional Distribution Restrictions. Notwithstanding the preceding provisions of this Article 9, a Member who becomes an “Acquired Employee” (as such term is defined in the Asset Purchase Agreement, dated as of January 28, 2011 by and between Cytec Industries Inc. and Cornerstone Chemical Company, f/k/a Television Acquisition Corp.) shall not be permitted to commence distribution of any portion of the Member’s accounts under the Plan.”

2. Article 10 of the Plan is amended, effective as of February 28, 2011, by adding the following new section to the end thereof:

“10.07 Additional Withdrawal Restrictions. Notwithstanding the preceding provisions of this Article 10, a Member who becomes an “Acquired Employee” (as such term is defined in the Asset Purchase Agreement, dated as of January 28, 2011 by and between Cytec Industries Inc. and Cornerstone Chemical Company, f/k/a Television Acquisition Corp.) shall not be permitted to withdraw any portion of the Member’s accounts under the Plan.”

IN WITNESS WHEREOF, Cytec Industries Inc. has caused this Amendment No. 2 to the Plan to be duly executed as of the 1st day of March, 2011.

CYTEC INDUSTRIES INC.

/s/ Marilyn R. Charles
Marilyn R. Charles
Vice President, Human Resources